Reporting Person Information

Name:

Scott M. Stuart

Address:

c/o KKR Financial Corp.
Four Embarcadero Center, Suite 2050
San Francisco, CA 94111

Issuer & Ticker Symbol: KKR Financial Corp. [KFN]

Date of Event Requiring Statement: 7/14/2005

The interests in stock of Issuer reported on this Form 3 are held by KKR Financial LLC. Kohlberg Kravis Roberts & Co. L.P. may be deemed to be the beneficial owner of such interests in stock of Issuer held by KKR Financial LLC. As the general partner of Kohlberg Kravis Roberts & Co. L.P., KKR & Co. L.L.C. may be deemed to be the beneficial owner of such interests in stock of Issuer held by KKR Financial LLC.

The members of KKR & Co. L.L.C. are Messrs. Henry R. Kravis, George R. Roberts, Michael M. Calbert, Todd A. Fisher, Jacques Garaialde, Edward A. Gilhuly, Perry Golkin, Reinhard Gorenflos, James H. Greene, Jr., Johannes P. Huth, Marc S. Lipschultz, Michael W. Michelson, Alexander Navab, Scott C. Nuttall, Paul E. Raether and the Reporting Person. Each of these individuals may be deemed to share beneficial ownership of any of the interests in stock of Issuer that KKR & Co. L.L.C. may be deemed to beneficially own. However, the Reporting Person disclaims that he is the beneficial owner of such interests in stock of Issuer, except to the extent of his pecuniary interest in such interests in stock of Issuer.

The filing of this statement shall not be deemed an admission that, for purposes of Section 16 of the Securities Exchange Act of 1934 or otherwise, the Reporting Person is the beneficial owner of all such interests in stock of Issuer covered by this statement.